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                       SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C.


                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

  [ ] Form 10-K     [ ] Form 20-F             [X] Form 10-QSB   [ ] Form N-SAR
For Period Ended: September 30, 2000
[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

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  Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: Not
Applicable......................................................................
 ................................................................................


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Part I - Registrant Information

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         Full Name of Registrant:   CLEARLOGIC, INC.
         Former Name if Applicable: ST. JAMES GROUP, INC.
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
 ..............................................................................................
Address of Principal Executive Office (Street and Number)        41 South Haddon Avenue,

 ..............................................................................................
City, State and Zip Code                                         Haddonfield, NJ  08033
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Part II - Rules 12b-25(b) and (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate) [X]

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;


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         (b) The subject annual report, semi-annual report, transition report on
Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III - Narrative

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State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q,
N-SAR, or the transition report or portion thereof could not be filed within the prescribed period. (Attach Extra Sheets if Needed)

         The Registrant is in the process of completing its form 10-QSB report, and coordinating its review with its independent public accountants. Registrant will then format the document for filing under the Edgar program. The Form 10-Q will then be filed immediately upon the completion of the report and Edgar formatting.

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Part IV - Other Information

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         (1) Name and telephone number of person to contact in regard to this notification
               Philip S. Burnham, Esquire                (856) 547-7844
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                        (Name)                   (Area Code)  (Telephone Number)

         (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no,
identify report(s).     [X] Yes    [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
portion thereof?     NO

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                CLEARLOGIC, INC.
 ...............................................................................
                  (Name of Registrant as specified in charter)

         has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 14, 2000     By: /s/ Philip S. Burnham
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                                Philip S. Burnham, II
                                Chief Executive Officer